Exhibit 10.14

Addendum to An Investment Agreement Dated 13.11.2005

Signed in ______, on the ___, of November, 2006

Between

1.	Pimi Marion Holdings Ltd ("The Company")
2.	Nimrod Ben-Yehuda
3.	Omdan Consulting and Instructing Ltd
(Jointly and severally: "The Shareholders")

On the first Party
And Between

Alon Carmel ("Alon")

And Between	On the second Party

JNS Capital LLC ("JNS")	On the third Party

Whereas
On the 13th of November 2005, the parties have signed an Investment Agreement (hereinafter: "The Agreement"), under which Alon and JNS undertook to invest the sum of US$ 900,002, against the issuance of 2 Management Shares and 120,000 Ordinary Shares (hereinafter: "The Investment"); and

Whereas
Until the execution of this Addendum, Alon  invested US$ 485,000 and JNS invested US$ 300,000 in the Company and the Company has issued 24,000 Ordinary Shares to Alon and 24,000 Ordinary Shares to JNS on account of the shares that they are entitled to pursuant to The Agreement and their respective investments; and

Whereas	The Company is in need for further investment in order to finance its activities; and

Whereas	Alon has agreed to invest an additional sum in the Company above the Investment on certain conditions (hereinafter: "The Additional Investment"); and

Whereas
In order to induce Alon to further invest in The Company, the parties have agreed to improve the conditions of The Investment and to modify The Agreement, in accordance with the terms of this Addendum;

Now therefore the Parties have agreed as follows:

1.	The Preamble to this Addendum is one and integral part of it.

2.
JNS shall be released from any further obligation to invest in The Company. Upon signing of this Addendum, The Company shall issue to JNS, pursuant to the below said, an additional amount of shares reflecting its investment of US$ 300,000 (i.e. 40,000 shares) in The Company as well as 1 management share.

3.
Alon and JNS shall be entitled, subject to the completion of The Investment by Alon as set forth in The Agreement, to receive 120,000 Preferred Shares of 0.01 NIS each, of the Company instead of 120,000 Ordinary Shares of 0.01 NIS each. The shares already issued shall be converted. The shares will be issued to Alon and JNS respectively to their investment in The Company. The "Preferred Shares"- shall have all rights attached to the Ordinary Shares and in addition will entitle their holders to priority in the distribution of the company assets and/or  dividends in case of liquidation of the Company or termination of its business, over any other shareholder of the Company in a way that until the holder of a Preferred Share will receive the full amount of his Investment in The Company as dividends or as proceeds of the sale of the Company's assets no other shareholder will receive any dividend in liquidation.

4.
3.  The Company shall issue to, Adv. Amos Hacmun, 1 Decisive Share of 0.01 NIS. The "Decisive Share"- will entitle its holder to participate in The Company`s Shareholders assemblies and/or The Board of Directors meetings upon the request of any Director or Shareholder as the case may be, and in a case of a dead-lock situation only, the Decisive Share holder`s vote shall be the overbalancing vote. In case of a board decision only, the Decisive Share holder shall use its discretion and vote as what he considers as the benefit of The Company.

The parties hereby acknowledge and agree that Adv. Amos Hacmun does not act as any kind of trustee, and that he as well as Heskia-Hacmun Law Firm provided and/or may provide in the future legal services and represent Alon and/or JNS and/or eNitiatives – New Business Architects Ltd. and that they may continue to represent them and/or have any other business relations with same without any limitation or duty to disclose same to any party to this Addendum, including the representation of Alon and/or JNS in case of a future dispute between any of the parties to this Addendum. The parties further confirm that they have been notified that Adv. Amos Hacmun and/or a related company have a shareholding interest in eNitiatives – New Business Architects Ltd.

The parties further and irrevocably agree that such relations shall not be considered in any event as neither relations of a trustee with The Company and The Shareholders nor as a conflict of interest and they explicitly and irrevocably waive any argument and claim against Adv. Hacmun and/or Heskia-Hacmun Law Firm and/or Alon and/or JNS and/or Enitiatives – New Business Architects Ltd. and/or whom on their behalf in this matter or any matter resulting thereof.

5.
The Shareholders undertake to convene a special assembly for the purpose of amending the Company's Article Of Association in accordance with the above Paragraphs 2 and 3, and to convert the 48,000 Ordinary Shares that were issued to Alon and JNS, to 48,000 Preferred Shares. The assembly resolution shall be made pursuant to the requirements of part 6 of chapter 5 of The Companies Law [5759-1999].

6.	Alon undertakes to transfer to the Company US$ 215,000, from which US$ 115,000 is the balance of The Investment and US$ 100,000 is an "Additional Investment" :

a.	The sum of US$ 15,000 will be transferred to The Company's bank account immediately after this Addendum has been signed by the Parties.

b.	The sum of US$ 100,000 shall be transferred to The Company's bank account no later than 01.01.2007.

c.	The sum of US$ 100,000 shall be transferred to The Company's bank account no later than 01.03.2007.

Notwithstanding the above, the Company may waive to Alon the obligation to invest US$ 80,000 out of the sum mentioned in clause (c) of this section, in case of improvement in its financial situation or, in case there is another investor who is ready to invest in the Company a sum of at least US$ 80,000 at a valuation of US$ 3,000,000 (pre-money) and provided such investor will commit himself to invest in the Company before 1.2. 2007.

7.
The parties agree, that against each installment of US$ 20,000 by Alon, of the Additional Investment, Alon shall be entitled to receive and the Company shall issue to Alon such amount of Preferred Shares of 0.01 NIS each reflecting 1% of The Company's issued share capital (not including management shares) as shall be after the completion of The Investment and the Additional Investment.

In addition any other Shareholder has the right until the 1.2.2007 to notify the Company on his willingness to participate in the Additional Investment in accordance with his prorated his shareholding in the Company under the same terms and conditions as described in this section above. In such a case the investment obligation of Alon will be reduced accordingly provided that such shareholder has transferred his share in the Additional Investment until the 1st of March 2007.

Alon and JNS and any other Shareholder who have notified and has made the investment as described above , shall each respectively be entitled to full protection against dilution due to the issuance of the Preferred Shares for the Additional Investment so that The Company shall issue a corresponding amount of Preferred Shares of 0.01 NIS to Alon and JNS or to the other Shareholder respectively to their holdings of The Company's shares as should be after completion of The Investment.

8.
The Company shall deposit all materials concerning its product intellectual property including but not limited to the product formula, ingredients, composing, manufacturing process etc, with Heskia-Hacmun Law Firm who shall be allowed to release such materials to Alon and JNS in case that The Company shall enter liquidation or terminate its business. The above shall also apply to any future changes, updates or modifications of the said materials.

9.
Omdan Consulting and Instructing Ltd. through Mr. Eitan Shmueli, declares that until a new investor will invest in the Company, Sadot & Co`s monthly fees in the total amount of US$ 2,000, will be paid as follows:

a.	The Company shall pay to Sadot & Co. monthly payment of US$ 1,000.

b.
The additional monthly payment of US$ 1,000 will be delayed and shall be registered as a shareholder loan by Omdan Consulting. The Company shall pay the balance of such shareholder loan to Sadot & Co. in accordance with its financial ability after a new investment of not less then US$ 500,000 at a evaluation of not less then US$ 3,000,000 (pre-money) will be made by a new investor or in case of another event causing The Company to receive an income of more then US$ 500,000.

c.
It is agreed that in case that no new investor will invest in the Company or if the Company shall reach liquidation or terminate its business, Sadot & Co. will waive their right to such additional monthly payment.

10.
Mr. Nimrod Ben-Yehuda agrees, that until a new investor will invest in the Company, his monthly net salary  from The Company shall be reduced by 3,000 NIS, which sum will be considered as a loan by Mr. Ben-Yehuda to The Company. In addition, Mr. Ben-Yehuda shall present receipts documenting all the out of pocket expenses Mr. Ben-Yehuda made for and on behalf of The Company (up to an amount of approx. NIS 50,000) which shall be considered as a shareholder loan to The Company. The Company undertakes to pay the shareholders loan to Mr. Ben-Yehuda in accordance with its financial ability after a new investment of not less then US$ 500,000 at a evaluation of not less then US$ 3,000,000 (pre-money) will be made by a new investor or in case of another event causing The Company to receive an income of more then US$500,000.

11.
All current investments and/or loans made by Mr. Ben-Yehuda and/or any company on his behalf as well as Omdan Consulting and Instructing Ltd., ("Omdan") shall be registered in the books of The Company as a shareholder loan which shall be paid back in accordance with the financial ability of The Company as shall be determined by the board of directors of The Company provided that such board decision has been supported by either Alon or the representative of JNS, except for Omdan who shall have the right to notify the Company until the 1.2.2007 on his willingness to convert its shareholder loans at the amount of 70,000 NIS into Preferred Shares of the Company  in accordance with the terms of section 7 above.

12.
Immediately after signature of this Addendum eNitiatives loan to the Company for services in the amount of US$ 14,000 will be converted into  Preferred Shares at the same valuation of US$20000 for each 1% of the Company capital. If eNitative will execute his right under section 7 above the Company will convert its existing Regular Shares into Preferred Shares.

13.	All other provisions of The Agreement which were not modified under this Addendum will stay valid and in full force.

14.
This Addendum shall take effect as of the moment when signed by both Parties. However, in case that by March 31, 2007: (i) The Company shall meet its targets according to the Business Plan (Appendix "A" of  The Agreement and under the applicable terms of the Agreement); or (ii) The Company shall raise a new investment of not less then US$ 500,000 at an evaluation exceeding US$ 3,000,000 (pre-money); or (iii) in case of another event causing The Company to receive an income of more then US$ 500,000, this Addendum will be cancelled, and all changes or modification made in accordance with this Addendum, shall be null and void save for the Shares acquired by Alon and JNS or any other shareholders due to the execution of any part of the Additional Investment or under sections 7 and 11 of this Addendum above. In such case all Preferred Shares so acquired shall be converted into Regular Shares

15.
The Company shall promptly and timely make all mandatory payments to the authorities and shall not obtain any credits and/or loans, whether from banks or other lenders without the explicit decision of the board of directors of The Company and provided that Alon or the director on behalf of JNS have supported such board decision.

16.	The Company shall fully reimburse Alon's legal expenses in connection with this Addendum.

17.	The Agreement provisions shall be considered and interpreted in accordance with the provisions of this Addendum.

18.	In case of any discrepancies between provisions of this Addendum and other provisions of The Agreement, the provisions of this Addendum shall prevail.

In witness Whereof the Parties have signed this Addendum on the _______

Pimi Marion Holdings, Ltd

By: Eitan Shmeuli
Title: Director

Omdan Education and Instructing Ltd	Nimrod Ben Yehuda

By: Eitan Shmeuli

JNS Capital LLC	Alon Carmel

By:
Name: Joe Shapira
Title: Managing Member

Agreed to by:

eNitiatives – New Business Architects Ltd.

By:
Name: Reuven Marko
Title: General Manager